Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2012 and December 31, 2011

and for the periods ended September 30, 2012 and 2011

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	September 30, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,455,433 and $1,811,171)	$2,597,231	$1,863,877
Investments carried at fair value	181,960	164,610
Investments pledged as collateral, at fair value (amortized cost $501,056 and $1,371,670)	534,987	1,426,413
Short-term investments held as available-for-sale, at fair value (amortized cost $273,515 and $598,117)	274,220	599,094
Other investments (amortized cost of $8,760 and $9,376)	13,922	14,867

Total investments	3,602,320	4,068,861

Cash and cash equivalents	58,168	137,170
Securities purchased under agreements to resell	522,000	1,335,000
Secured loan to an affiliate	1,622,776	1,130,000
Accrued investment income	59,945	40,254
Deferred acquisition costs	427,799	504,591
Premiums receivable	270,886	288,214
Insurance loss recoverable	229,726	150,143
Property and equipment at cost (less accumulated depreciation of $8,828 and $6,082)	62,014	61,035
Receivable for investments sold	126,876	1,517
Current income taxes	-	7,198
Other assets	20,931	14,573

Total assets	$7,003,441	$7,738,556

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$2,062,025	$2,442,794
Loss and loss adjustment expense reserves	161,899	161,937
Securities sold under agreements to repurchase	522,000	1,335,000
Current income taxes, net	16,518	-
Deferred income taxes, net	234,527	237,539
Payable for investments purchased	150,284	3,039
Derivative liabilities	8,107	8,513
Other liabilities	22,990	16,471

Total liabilities	3,178,350	4,205,293

Commitments and contingencies (See Note 9)

Shareholder’s equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares — 500,000 shares	15,000	15,000
Additional paid-in capital	2,363,016	2,363,164
Retained earnings	1,322,317	1,073,775
Accumulated other comprehensive income (loss), net of tax of $61,731 and $37,698	115,165	70,519

Total shareholder’s equity of National Public Finance Guarantee Corporation	3,815,498	3,522,458
Noncontrolling interest	9,593	10,805

Total equity	3,825,091	3,533,263

Total liabilities and shareholder’s equity	$7,003,441	$7,738,556

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Premiums earned:
Scheduled premiums earned	$50,621	$61,310	$164,784	$212,648
Refunding premiums earned	79,338	62,791	190,088	102,698

Premiums earned (net of ceded premiums of $0, $1, $1, and $2)	129,959	124,101	354,872	315,346
Net investment income	56,392	52,551	166,513	164,701
Fees, reimbursements and other	1,730	1,909	4,905	5,109
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	147	109	356	1,693
Unrealized gains (losses) on insured derivatives	28	(6)	50	(90)

Net change in fair value of insured derivatives	175	103	406	1,603
Net gains (losses) on financial instruments at fair value and foreign exchange	22,501	6,179	43,445	23,604

Total revenues	210,757	184,843	570,141	510,363
Expenses:
Losses and loss adjustment	3,842	9,950	15,139	4,516
Amortization of deferred acquisition costs	26,922	24,923	75,030	65,993
Operating	19,701	18,224	128,175	56,046
Interest expense	5	-	20	-

Total expenses	50,470	53,097	218,364	126,555

Income before income taxes	160,287	131,746	351,777	383,808
Provision for income taxes	45,593	40,063	102,717	107,983

Net income	114,694	91,683	249,060	275,825
Net income attributable to noncontrolling interest	166	306	518	306

Net income available to common shareholder	$114,528	$91,377	$248,542	$275,519

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$114,694	$91,683	$249,060	$275,825
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period, net of tax of $11,145, $51,456, $29,424 and $86,000	20,767	95,900	54,658	160,175
Less: Reclassification adjustments for (gains) losses included in net income, net of tax of $2,314, $100, $5,391 and $1,915	(4,297)	186	(10,012)	(3,556)

Unrealized gains (losses) on available-for-sale securities, net	16,470	96,086	44,646	156,619

Total other comprehensive income (loss), net of tax	16,470	96,086	44,646	156,619

Comprehensive income (loss)	131,164	187,769	293,706	432,444
Less: comprehensive (income) loss attributable to noncontrolling interest	(166)	(306)	(518)	(306)

Comprehensive income attributable to common shareholder	$130,998	$187,463	$293,188	$432,138

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Nine Months Ended September 30, 2012

(In thousands except share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Shareholder’s	Noncontrolling	Total
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity	Interest	Equity

Balance, December 31, 2011	500,000	$15,000	$2,363,164	$1,073,775	$70,519	$3,522,458	$10,805	$3,533,263

Net income	-	-	-	248,542	-	248,542	518	249,060
Other comprehensive income (loss)	-	-	-	-	44,646	44,646	-	44,646
Share-based compensation net of tax of $148	-	-	(148)	-	-	(148)	-	(148)
Distributions to noncontrolling interest	-	-	-	-	-	-	(1,730)	(1,730)

Balance, September 30, 2012	500,000	$15,000	$2,363,016	$1,322,317	$115,165	$3,815,498	$9,593	$3,825,091

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Premiums, fees and reimbursements received	$15,254	$18,504
Return of refunded premiums paid	(17,711)	-
Investment income received	123,683	189,366
Financial guarantee losses and loss adjustment expenses paid	(101,948)	(111,412)
Proceeds from reinsurance and recoveries	7,185	1,775
Operating and employee related expenses paid	(129,701)	(97,720)
Income taxes paid	(106,195)	(193,807)

Net cash used by operating activities	(209,433)	(193,294)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(777,518)	(1,002,701)
Sale and redemption of fixed-maturity securities	1,061,082	1,143,078
Issuance of secured loan to an affiliate	(443,000)	-
Acquisition of an entity from an affiliate	-	(146,151)
Sale (purchase) of short-term investments, net	293,431	259,082
Sale (purchase) of other investments, net	1,776	(5,485)
Capital expenditures	(3,610)	(1,273)

Net cash provided by investing activities	132,161	246,550

Cash flows from financing activities:
Issuance of noncontrolling interest	-	3,054
Distributions to noncontrolling interest, net	(1,730)	-

Net cash (used) provided by financing activities	(1,730)	3,054

Net (decrease) increase in cash and cash equivalents	(79,002)	56,310
Cash and cash equivalents - beginning of period	137,170	9,072

Cash and cash equivalents - end of period	$58,168	$65,382

Reconciliation of net income to net cash used by operating activities:
Net income	$249,060	$275,825
Adjustments to reconcile net income to net cash used by operating activities:
Changes in:
Accrued investment income	(69,497)	3,982
Premiums receivable	17,330	17,322
Deferred acquisition costs	76,792	62,555
Unearned premium revenue	(380,769)	(317,357)
Loss and loss adjustment expense reserves	(38)	(32,160)
Insurance loss recoverable	(79,583)	(72,961)
Payable to affiliates	(4,859)	(43,853)
Accrued expenses	5,611	3,730
Current income taxes	23,716	(111,602)
Amortization of bond discounts, net	15,780	15,917
Depreciation	2,632	2,573
Net (gains) losses on financial instruments at fair value and foreign exchange	(43,445)	(23,604)
Unrealized (gains) losses on insured derivatives	(50)	90
Deferred income tax (benefit) provision	(27,194)	25,773
Other operating	5,081	476

Total adjustments to net income	(458,493)	(469,119)

Net cash used by operating activities	$(209,433)	$(193,294)

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity

Summary

National Public Finance Guarantee Corporation is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). National Real Estate Holdings of Armonk, LLC is a wholly-owned subsidiary of National. National Public Finance Guarantee Corporation and its subsidiaries are referred to as National.

Through its reinsurance of United States (“U.S.”) public finance financial guarantees from MBIA Insurance Corporation and Financial Guaranty Insurance Company, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

Business Developments and Risks and Uncertainties

National has not written any meaningful amount of business since its formation in 2009, and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of September 30, 2012, National was rated BBB with a developing outlook by Standard & Poor’s Financial Services LLC and Baa2 with a negative outlook by Moody’s Investors Service, Inc.

MBIA Inc. has put in place agreements that allocate liquidity resources among its entities in order to fund commutations and provide liquidity where needed. Such agreements between National and its affiliates have required the approval of the New York State Department of Financial Services (“NYSDFS”). National’s ability to continue to provide its affiliates with liquidity and capital support and to pay dividends to MBIA Inc. will, in most cases, require further approvals from the NYSDFS, and there can be no assurance that National will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require National to agree to take, or refrain from taking, certain actions.

Litigation over the NYSDFS’ approval of National’s creation or additional hurdles to achieving high stable ratings may impede National’s ability to resume writing municipal bond insurance for some time, reducing its long-term ability to generate capital and cash from operations.

Municipal and state fiscal distress in the U.S. could adversely affect National’s operations if it results in larger-than-expected incurred insurance losses. Although National’s insurance loss reserves are estimates of expected losses based on all available information, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

As of September 30, 2012, National had $3.1 billion of statutory capital. Statutory capital, defined as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations and constitute an event of default under certain of National’s contracts, thereby materially and adversely affecting National’s financial condition and results of operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Key Lending Agreements with Affiliates

National has entered into agreements with affiliates, which provide resources to affiliates that are more liquidity constrained, as follows:

National Secured Loan

National provided a $1.1 billion secured loan to MBIA Insurance Corporation (“National Secured Loan”) in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payments due under the loan. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of September 30, 2012, which collateral comprised the following future receivables of MBIA Insurance Corporation: (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien residential mortgage-backed securities (“RMBS”) transactions; (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; and (iii) future installment premiums. During the nine months ended September 30, 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. As of September 30, 2012, the outstanding principal amount under this loan was $1.6 billion. MBIA Insurance Corporation may seek to borrow additional amounts under the loan in the future. Any such increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

Asset Swap

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. for up to $2.0 billion based on the fair value of securities borrowed. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreement and derivative contracts in MBIA Inc.’s asset/liability products business. As of September 30, 2012, the notional amount utilized under each of these agreements was $522 million and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $535 million and $558 million, respectively. The net average interest rate on these transactions was 0.56% and 0.34% for the nine months ended September 30, 2012 and 2011, respectively. The NYSDFS approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Liquidity

Despite continued adverse macroeconomic conditions in the U.S., the incidence of default among National issuers remains extremely low and the liquidity position of National is sufficient to meet its cash requirements in the ordinary course of business.

National has utilized a liquidity risk management framework, the primary objectives of which are to monitor liquidity positions and projections in its business and guide the matching of liquidity resources to needs. National monitors its cash and liquid asset resources using stress-scenario testing. Members of MBIA Inc. and National’s senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis.

National’s liquidity management efforts focus on the liquidity resources of National for which National has not observed material liquidity risk to date but which are exposed to unexpected loss payments on its insured transactions and potential negative cash flow, and liquidity support arrangements with its affiliates.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Liquidity risk arises in National’s operations primarily from the following:

•

The insurance policies issued or reinsured by National provide unconditional and irrevocable guarantees of payments of the principal of, and interest or other amounts owed on insured obligations when due; or, in the event that the insurance company has the right, at its discretion, to accelerate insured obligations upon default or otherwise, upon the insurance company’s election to accelerate. In the event of a default in payment of principal, interest or other insured amounts by an issuer, National generally promises to make funds available in the insured amount within one to three business days following notification. In some cases, the amount due can be substantial, particularly if the default occurs on a transaction to which National has a large notional exposure or on a transaction structured with large, bullet-type principal maturities. The fact that National’s financial guarantee contracts generally cannot be accelerated by a party other than the insurer helps to mitigate liquidity risk.

•

National has entered into certain transactions to support the liquidity needs of its affiliates. These transactions include the National Secured Loan to MBIA Insurance Corporation and the Asset Swap through which National provides liquid assets to MBIA Inc. As a result of these transactions, National is subject to repayment risk, which may adversely affect its liquidity. The repayment of the National Secured Loan will primarily be predicated on MBIA Insurance Corporation’s ability to successfully enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations it insured. In addition, changes in the market value of securities sold to National under its Asset Swap with MBIA Inc. may adversely affect its liquidity position if MBIA Inc. were unable to pledge additional eligible assets in order to meet minimum required collateral amounts.

National held cash and short-term investments of $356 million as of September 30, 2012, of which $318 million was highly liquid and consisted predominantly of highly rated municipal, U.S. agency and corporate bonds. As of December 31, 2011, National held cash and short-term investments of $771 million, of which $703 million was highly liquid and consisted predominantly of highly rated municipal, U.S. agency and corporate bonds. With the exception of its loan to MBIA Insurance Corporation, most of National’s investments, including those encumbered by the Asset Swap, are liquid and highly rated.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiaries. The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three and nine months ended September 30, 2012 may not be indicative of the results that may be expected for the year ending December 31, 2012. The December 31, 2011 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or shareholder’s equity for all periods presented.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Significant Accounting Policies (continued)

Statements of Cash Flows

National previously reported the consolidated statements of cash flows on an indirect method. The indirect method uses accrual accounting information to present the cash flows from operations. Effective January 1, 2012, National elected to present consolidated statements of cash flows using the direct method. The direct method uses actual cash flow information from National’s operations, rather than using accrual accounting values. Under either the direct or indirect method, the cash flows from operations remain the same. The presentation of cash flows from investing and financing activities using either the direct or indirect method is identical. The change to the direct method of presenting cash flows from operations was implemented retroactively for all periods presented. Use of the direct method requires a reconciliation of net income to cash flows from operations. This reconciliation is provided as a supplement directly beneath the consolidated statements of cash flows.

Subsequent Events

National evaluated all subsequent events as of November 7, 2012, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components only in the statement of changes in equity except for the presentation of reclassification adjustments for which adoption has been deferred by the FASB. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for National beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. National adopted this standard as of January 1, 2012. As this standard only affects National’s presentation of comprehensive income, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Consolidated Statements of Comprehensive Income” and “Consolidated Statement of Changes in Shareholder’s Equity (Deficit)” for presentation of comprehensive income under the new standard.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards. National adopted this standard as of January 1, 2012. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 5: Fair Value of Financial Instruments” for these disclosures.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. National adopted this standard on a prospective basis effective January 1, 2012. As National is currently not writing any significant new business, the adoption of this standard did not have a material effect on National’s consolidated balance sheets, results of operations, or cash flows. The difference between the amount of acquisition costs capitalized during the first nine months of 2012 compared with the amount of acquisition costs that would have been capitalized during the period if National’s previous policy had been applied during that period is not material because National did not write any significant new insurance business during the first nine months of 2012.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

Recent Accounting Developments

Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of National’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. This amendment does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The disclosure requirements are effective for National beginning in the first quarter of 2013. This standard will only affect National’s disclosures and will not affect National’s consolidated balance sheets, results of operations, or cash flows.

Refer to the Notes to Consolidated Financial Statements of National included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 for further information regarding the effects of recently adopted accounting standards on prior year financial statements.

Note 4: Loss and Loss Adjustment Expense Reserves

For the nine months ended September 30, 2012, National recognized $15 million of loss and loss adjustment expense (“LAE”).

Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for information about National’s monitoring of outstanding insured obligations and for additional information about its loss reserving process.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of September 30, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	20	9	7	51	87
Number of issues(1)	9	4	7	19	39
Remaining weighted average contract period (in years)	11.3	7.5	13.0	12.7	11.7
Gross insured contractual payments outstanding:(2)
Principal	$817	$193	$122	$916	$2,048
Interest	1,164	93	80	1,040	2,377

Total	$1,981	$286	$202	$1,956	$4,425

Gross claim liability	$-	$-	$-	$383	$383
Less:
Gross potential recoveries	-	-	-	426	426
Discount, net	-	-	-	(4)	(4)

Net claim liability (recoverable)	$-	$-	$-	$(39)	$(39)

Unearned premium revenue	$13	$4	$2	$20	$39

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	21	13	8	42	84
Number of issues(1)	10	7	6	15	38
Remaining weighted average contract period (in years)	14.7	9.2	9.8	13.1	12.7
Gross insured contractual payments outstanding:(2)
Principal	$655	$337	$152	$802	$1,946
Interest	1,195	162	76	977	2,410

Total	$1,850	$499	$228	$1,779	$4,356

Gross claim liability	$-	$-	$-	$436	$436
Less:
Gross potential recoveries	-	-	-	407	407
Discount, net	-	-	-	2	2

Net claim liability (recoverable)	$-	$-	$-	$27	$27

Unearned premium revenue	$14	$7	$1	$21	$43

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, but it is recorded as a salvage asset. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g. litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table presents the components of National’s loss and LAE reserves and insurance loss recoverable as reported on National’s consolidated balance sheets as of September 30, 2012 and December 31, 2011 for insured obligations within National’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of September 30, 2012	As of December 31, 2011
Loss reserves (claim liability)	$154	$159
LAE reserves	8	3

Loss and LAE reserves	$162	$162

Insurance claim loss recoverable	$(197)	$(136)
LAE insurance loss recoverable	(33)	(14)

Insurance loss recoverable	$(230)	$(150)

The following table presents changes in National’s loss and LAE reserves for the nine months ended September 30, 2012. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.38% as of September 30, 2012.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

In millions
Gross Loss and LAE Reserve as of December 31, 2011	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserve as of September 30, 2012
$162	$(10)	$1	$1	$-	$3	$-	$-	$5	$162

The following table presents changes in National’s insurance loss recoverable for the nine months ended September 30, 2012. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and the changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions
Insurance Loss Recoverable as of December 31, 2011	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amounts of Collections	Changes in Assumptions	Changes in LAE Recoverable	Insurance Loss Recoverable as of September 30, 2012
$150	$(1)	$-	$-	$-	$1	$61	$19	$230

The increase in insurance loss recoverable for the nine months ended September 30, 2012 primarily related to paid claims and LAE for which National expects to be fully reimbursed based on contractual rights and sources of recovery judged to be sufficient to provide National with full loss reimbursement.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the gross expenses related to remedial actions for insured obligations included in National’s surveillance categories:

	Nine Months Ended September 30,
In millions	2012	2011
LAE incurred, gross	$10	$2

Note 5: Fair Value of Financial Instruments

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, National uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National can access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, National assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

1. Financial Instruments

Financial instruments held by National primarily consist of investments in debt securities. Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. Typically National receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. National reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When National believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, National reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and National still does not agree with the price provided, National will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of National’s investment portfolio as of September 30, 2012 or December 31, 2011. All challenges to third-party prices are reviewed by staff of National with relevant expertise to ensure reasonableness of assumptions.

In addition to challenging pricing assumptions, National obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to National. These reports are obtained annually and are reviewed by National to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at National to ensure proper measurement of the fair values of its investments. In the event that any controls are identified by independent accountants in these reports as ineffective, National will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

2. Internal Review Process

All significant financial instruments are reviewed by committees created by National to ensure compliance with National policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will reach out to National valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial assets their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of National as reported in the quarterly financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Carried at Fair Value, Investments Pledged as Collateral, and Other Investments

Fixed-maturity securities (including short-term investments) held as available-for-sale, investments carried at fair value, investments pledged as collateral, and other investments include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed and asset-backed securities (“ABS”) (including commercial mortgage-backed securities and collateralized debt obligations (“CDOs”)), state and municipal bonds and other investments (including perpetual preferred securities, loans receivables and money market mutual funds).

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable inputs. Inputs vary depending on the type of investment. These inputs include interest rate yield curves, credit default swap (“CDS”) spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency and money market securities. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short maturities of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Secured Loan to an Affiliate

The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees —The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The CDS spread and recovery rates of a similar municipal bond insurance company are used as the discount rate for National as National does not have a published CDS spread and recovery rate.

The carrying value of National’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves net of insurance loss recoverable as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees —The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of the ceded financial guarantee liability consists of prepaid reinsurance premiums as reported in “Other assets” on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of September 30, 2012
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$338	$4	$-		$342
Foreign governments	-	1	-		1
Corporate obligations	1	388	10	(1)	399
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,016	-		1,016
Residential mortgage-backed non-agency	-	13	3	(1)	16
Commercial mortgage-backed	-	20	3	(1)	23
Asset-backed securities:
Collateralized debt obligations	-	8	4	(1)	12
Other asset-backed	-	59	11	(1)	70
State and municipal bonds	-	625	-		625

Total taxable bonds	339	2,134	31		2,504
Tax-exempt bonds:
State and municipal bonds	-	921	23	(1)	944

Total fixed maturity investments	339	3,055	54		3,448
Other investments:
Money market securities	140	-	-		140
Perpetual preferred securities	-	3	2	(1)	5

Total	479	3,058	56		3,593
Cash and cash equivalents	58	-	-		58

Total assets	$537	$3,058	$56		$3,651

Liabilities:
Derivative liabilities	$-	$8	$-		$8

Total liabilities	$-	$8	$-		$8

(1) - Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$387	$11	$-	$398
Foreign governments	-	1	-	1
Corporate obligations	1	292	-	293
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,218	-	1,218
Residential mortgage-backed non-agency	-	10	5	15
Commercial mortgage-backed	-	22	2	24
Asset-backed securities:
Collateralized debt obligations	-	6	5	11
Other asset-backed	-	56	8	64
State and municipal bonds	-	565	-	565

Total taxable bonds	388	2,181	20	2,589
Tax-exempt bonds:
State and municipal bonds	-	1,136	28	1,164

Total fixed maturity investments	388	3,317	48	3,753
Other investments:
Money market securities	301	-	-	301
Perpetual preferred securities	-	4	1	5

Total	689	3,321	49	4,059
Cash and cash equivalents	137	-	-	137

Total assets	$826	$3,321	$49	$4,196

Liabilities:
Derivative liabilities	$-	$9	$-	$9

Total liabilities	$-	$9	$-	$9

Level 3 Analysis

Level 3 assets were $56 million and $49 million as of September 30, 2012 and December 31, 2011, respectively, and represented 1.5% and 1.2%, respectively, of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following fair value hierarchy tables present information about National’s assets and liabilities that are disclosed at fair value but not recorded at fair value on National’s consolidated balance sheets as of September 30, 2012 and December 31, 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of September 30, 2012	Carry Value Balance as of September 30, 2012
Assets:
Securities purchased under agreements to resell	$2	$438	$118	$558	$522
Secured loan to an affiliate	-	1,656	-	1,656	1,623
Receivable for investments sold	127	-	-	127	127
Accrued investment income	31	29	-	60	60
Other investments	-	-	9	9	9

Liabilities:
Securities sold under agreements to repurchase	77	458	-	535	522
Payable for investments purchased	150	-	-	150	150

Financial Guarantees:
Gross	-	-	1,926	1,926	1,994
Ceded	-	-	64	64	-

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2011	Carry Value Balance as of December 31, 2011
Assets:
Securities purchased under agreements to resell	$-	$1,043	$417	$1,460	$1,335
Secured loan to an affiliate	-	1,130	-	1,130	1,130
Receivable for investments sold	2	-	-	2	2
Accrued investment income	36	4	-	40	40
Other investments	-	-	9	9	9

Liabilities:
Securities sold under agreements to repurchase	92	1,334	-	1,426	1,335
Payable for investments purchased	3	-	-	3	3

Financial Guarantees:
Gross	-	-	1,815	1,815	2,455
Ceded	-	-	60	60	-

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the three months ended September 30, 2012 and 2011:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2012
In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2012
Assets:
Corporate obligations	$1	$-	$-	$-	$-	$-	$-	$-	$-	$9	$-	$10	$-
Residential mortgage-backed agency	4	-	-	(1)	-	-	-	-	-	-	(3)	-	-
Residential mortgage-backed non-agency	4	-	-	-	-	-	-	-	(1)	1	(1)	3	-
Commercial mortgage-backed	1	-	-	-	-	1	-	-	-	1	-	3	-
Collateralized debt obligations	4	-	-	-	-	-	-	-	-	1	(1)	4	-
Other asset-backed	5	-	-	-	-	2	-	-	-	4	-	11	-
State and municipal tax-exempt bonds	25	-	-	-	-	-	-	(2)	-	-	-	23	-
Perpetual preferred securities	2	-	-	-	-	-	-	-	-	-	-	2	-

Total assets	$46	$-	$-	$(1)	$-	$3	$-	$(2)	$(1)	$16	$(5)	$56	$-

(1) - Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2011
In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$1	$-	$-	$-	$-	$-	$1	$-
Residential mortgage-backed non-agency	8	-	-	-	-	1	-	(3)	-	-	(1)	5	-
Commercial mortgage-backed	8	-	-	-	-	-	-	-	-	-	-	8	-
Collateralized debt obligations	8	-	-	-	-	-	-	-	-	-	(3)	5	-
Other asset-backed	16	-	-	-	-	-	-	-	-	1	(7)	10	-
State and municipal tax-exempt bonds	32	-	-	-	-	-	-	(2)	-	-	-	30	-
Perpetual preferred securities	-	-	-	-	-	-	-	-	-	1	-	1	-

Total assets	$72	$-	$-	$-	$-	$2	$-	$(5)	$-	$2	$(11)	$60	$-

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $16 million and $5 million, respectively, for the three months ended September 30, 2012. Transfers into and out of Level 2 were $5 million and $16 million, respectively, for the three months ended September 30, 2012. Transfers into Level 3 were principally for corporate obligations and other asset-backed securities where inputs, which are significant to their valuation, were unobservable during the quarter. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were principally for residential mortgage-backed agency securities.

Transfers into and out of Level 3 were $2 million and $11 million, respectively, for the three months ended September 30, 2011. Transfers into and out of Level 2 were $11 million and $2 million, respectively, for the three months ended September 30, 2011. Transfers into Level 3 were principally for other asset-backed and perpetually preferred securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset-backed securities and collateralized debt obligations. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the nine months ended September 30, 2012 and 2011:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2012
													Change in
													Unrealized
													Gains (Losses)
													for the Period
													Included in
			Unrealized	Unrealized	Foreign								Earnings for
			Gains /	Gains /	Exchange								Assets Still
	Balance,	Realized	(Losses)	(Losses)	Recognized					Transfers	Transfers		Held as of
	Beginning	Gains /	Included in	Included in	in OCI or					into	out of	Ending	September 30,
In millions	of Period	(Losses)	Earnings	OCI	Earnings	Purchases	Issuances	Settlements	Sales	Level 3 (1)	Level 3 (1)	Balance	2012
Assets:
Corporate obligations	$-	$-	$-	$-	$-	$-	$-	$-	$-	$10	$-	$10	$-
Residential mortgage-backed agency	-	-	-	(1)	-	-	-	-	-	4	(3)	-	-
Residential mortgage-backed non-agency	5	-	-	-	-	-	-	-	(2)	1	(1)	3	-
Commercial mortgage-backed	2	-	-	-	-	1	-	-	-	1	(1)	3	-
Collateralized debt obligations	5	-	-	-	-	-	-	-	(2)	3	(2)	4	-
Other asset-backed	8	-	-	-	-	4	-	-	-	5	(6)	11	-
State and municipal tax-exempt bonds	28	-	-	-	-	-	-	(5)	-	-	-	23	-
Perpetual preferred securities	1	-	-	1	-	-	-	-	-	2	(2)	2	-

Total assets	$49	$-	$-	$-	$-	$5	$-	$(5)	$(4)	$26	$(15)	$56	$-

(1) - Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2011
													Change in
													Unrealized
													Gains (Losses)
													for the Period
													Included in
			Unrealized	Unrealized	Foreign								Earnings for
			Gains /	Gains /	Exchange								Assets Still
	Balance,	Realized	(Losses)	(Losses)	Recognized					Transfers	Transfers		Held as of
	Beginning	Gains /	Included in	Included in	in OCI or					into	out of	Ending	September 30,
In millions	of Period	(Losses)	Earnings	OCI	Earnings	Purchases	Issuances	Settlements	Sales	Level 3 (1)	Level 3 (1)	Balance	2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$2	$-	$-	$(1)	$-	$-	$1	$-
Residential mortgage-backed non-agency	-	-	-	-	-	7	-	(4)	-	3	(1)	5	-
Commercial mortgage-backed	-	-	-	-	-	8	-	-	-	-	-	8	-
Collateralized debt obligations	1	-	-	-	-	6	-	-	-	2	(4)	5	-
Other asset-backed	7	-	-	-	-	9	-	(1)	-	6	(11)	10	-
State and municipal tax-exempt bonds	35	-	-	-	-	2	-	(7)	-	-	-	30	-
Perpetual preferred securities	-	-	-	-	-	-	-	-	-	1	-	1	-

Total assets	$43	$-	$-	$-	$-	$34	$-	$(12)	$(1)	$12	$(16)	$60	$-

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $26 million and $15 million, respectively, for the nine months ended September 30, 2012. Transfers into and out of Level 2 were $15 million and $26 million, respectively, for the nine months ended September 30, 2012. Transfers into Level 3 were principally for corporate obligations, other asset-backed securities, residential mortgage-backed agency securities, collateralized debt obligations and perpetual preferred securities where inputs, which are significant to their valuation, were unobservable during the quarter. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were principally for other asset-backed securities, residential mortgage-backed agency securities, collateralized debt obligations and perpetual preferred securities.

Transfers into and out of Level 3 were $12 million and $16 million, respectively, for the nine months ended September 30, 2011. Transfers into and out of Level 2 were $16 million and $12 million, respectively, for the nine months ended September 30, 2011. Transfers into Level 3 were principally for other asset-backed securities and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset-backed securities and collateralized debt obligations. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs.

There were no transfers in or out of Level 1 during the three and nine months ended September 30, 2012 and 2011. All fair value hierarchy designations are made at the end of each accounting period.

There were no changes and no balances in Level 3 liabilities measured at fair value on a recurring basis for the three and nine months ended September 30, 2012 and 2011.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating Aa) taxable and tax-exempt investments with diversified maturities. Other investments comprise money market securities, preferred securities and loan receivables that bear interest.

The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of September 30, 2012 and December 31, 2011:

	September 30, 2012
	Amortized	Gross Unrealized	Gross Unrealized
In millions	Cost	Gains	Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$318	$2	$-	$320
Corporate obligations	287	18	-	305
Mortgage-backed securities:
Residential mortgage-backed agency	932	47	-	979
Residential mortgage-backed non-agency	15	2	(1)	16
Commercial mortgage-backed	15	1	-	16
Asset-backed securities:
Collateralized debt obligations	11	-	-	11
Other asset-backed	62	2	-	64
State and municipal bonds	577	47	(1)	623

Total taxable bonds	2,217	119	(2)	2,334
Tax-exempt bonds:
State and municipal bonds	882	60	-	942

Total fixed-maturity investments	3,099	179	(2)	3,276
Other investments:
Perpetual preferred securities	5	-	-	5
Money market securities	131	-	-	131

Total other investments	136	-	-	136

Total available-for-sale investments	$3,235	$179	$(2)	$3,412

	December 31, 2011
	Amortized	Gross Unrealized	Gross Unrealized
In millions	Cost	Gains	Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$384	$3	$-	$387
Corporate obligations	204	7	(4)	207
Mortgage-backed securities:
Residential mortgage-backed agency	1,132	47	-	1,179
Residential mortgage-backed non-agency	16	1	(2)	15
Commercial mortgage-backed	16	-	(1)	15
Asset-backed securities:
Collateralized debt obligations	10	-	-	10
Other asset-backed	55	1	-	56
State and municipal bonds	544	19	(2)	561

Total taxable bonds	2,361	78	(9)	2,430
Tax-exempt bonds:
State and municipal bonds	1,120	41	(1)	1,160

Total fixed-maturity investments	3,481	119	(10)	3,590
Other investments:
Perpetual preferred securities	6	-	(1)	5
Money market securities	300	-	-	300

Total other investments	306	-	(1)	305

Total available-for-sale investments	$3,787	$119	$(11)	$3,895

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

Fixed-maturity investments carried at fair value of $6 million as of September 30, 2012 and December 31, 2011 were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of September 30, 2012. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$131	$131
Due after one year through five years	318	324
Due after five years through ten years	334	355
Due after ten years through fifteen years	265	282
Due after fifteen years	1,016	1,098
Mortgage-backed	962	1,011
Asset-backed	73	75

Total fixed-maturity investments	$3,099	$3,276

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of September 30, 2012 and December 31, 2011 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	September 30, 2012
	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
In millions	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$44	$-	$-	$-	$44	$-
Corporate obligations	7	-	2	-	9	-
Mortgage-backed securities:
Residential mortgage-backed agency	8	-	-	-	8	-
Residential mortgage-backed non-agency	-	-	3	(1)	3	(1)
Commercial mortgage-backed	3	-	-	-	3	-
Asset-backed securities:
Collateralized debt obligations	2	-	4	-	6	-
Other asset-backed	1	-	1	-	2	-
State and municipal bonds	-	-	21	(1)	21	(1)

Total taxable bonds	65	-	31	(2)	96	(2)
Tax-exempt bonds:
State and municipal bonds	1	-	22	-	23	-

Total fixed-maturity investments	66	-	53	(2)	119	(2)
Other investments:
Perpetual preferred securities	-	-	3	-	3	-

Total other investments	-	-	3	-	3	-

Total	$66	$-	$56	$(2)	$122	$(2)

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
In millions	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$200	$-	$-	$-	$200	$-
Corporate obligations	71	(4)	-	-	71	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	19	-	-	-	19	-
Residential mortgage-backed non-agency	7	(1)	2	(1)	9	(2)
Commercial mortgage-backed	8	(1)	-	-	8	(1)
Asset-backed securities:
Collateralized debt obligations	9	-	-	-	9	-
Other asset-backed	18	-	-	-	18	-
State and municipal bonds	149	(2)	21	-	170	(2)

Total taxable bonds	481	(8)	23	(1)	504	(9)
Tax-exempt bonds:
State and municipal bonds	14	-	75	(1)	89	(1)

Total fixed-maturity investments	495	(8)	98	(2)	593	(10)
Other investments:
Perpetual preferred securities	4	(1)	-	-	4	(1)

Total other investments	4	(1)	-	-	4	(1)

Total	$499	$(9)	$98	$(2)	$597	$(11)

The weighted average contractual maturity of securities in an unrealized loss position as of September 30, 2012 and December 31, 2011 was 14 years for both years. As of September 30, 2012, there were 34 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $2 million. Among these securities, the book value of 9 securities exceeded market value by more than 5%. As of December 31, 2011, there were 26 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $2 million. Among these securities, the book value of 5 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of September 30, 2012 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2012	2011	2012	2011
Fixed-maturity	$29	$53	$93	$165
Other investments	29	2	79	5

Gross investment income	58	55	172	170
Investment expenses	2	2	5	5

Net investment income	56	53	167	165
Fixed-maturity:
Gains	18	7	32	31
Losses	-	(1)	(1)	(7)

Net(1)	18	6	31	24

Total investment income	$74	$59	$198	$189

(1) - Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Net investment income is typically generated as a result of the ongoing management of National’s investment portfolio for the three and nine months ended September 30, 2012 and 2011.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within National shareholder’s equity consisted of:

	As of September 30,	As of December 31,
In millions	2012	2011
Fixed-maturity:
Gains	$179	$119
Losses	(2)	(10)

Net	177	109
Other investments:
Losses	-	(1)

Net	-	(1)

Total	177	108
Deferred income taxes provision (benefit)	62	38

Unrealized gains (losses), net	$115	$70

The change in net unrealized gains (losses), presented in the table above, consisted of:

	As of September 30,	As of December 31,
In millions	2012	2011
Fixed-maturity	$68	$175
Other investments	1	(1)

Total	69	174
Deferred income tax charged (credited)	24	61

Change in unrealized gains (losses), net	$45	$113

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Income Taxes

National’s income taxes and the related effective tax rates for the three and nine months ended September 30, 2012 and 2011 are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2012		2011		2012		2011
Pre-tax income (loss)	$160		$132		$352		$384
Provision (benefit) for income taxes	$46	28.8%	$40	30.3%	$103	29.3%	$108	28.1%

National’s effective tax rate is lower than the statutory tax rate of 35% for the nine months ended September 30, 2012 and 2011 primarily due to tax-exempt interest income.

National adjusts its annual forecasted pre-tax income for fair value adjustments and capital gains and losses when projecting its 2012 annual effective tax rate. National has accounted for these discrete items at the federal applicable tax rate after applying the projected annual effective tax rate to its actual nine months ended results excluding discrete items.

Accounting for Uncertainty in Income Taxes

As of September 30, 2012 and 2011, National did not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. National also files premium and franchise taxes in various states. The Internal Revenue Service (“IRS”) has concluded its examination of MBIA Inc.’s consolidated income tax return for tax years 2004 through 2009. On January 12, 2012, the Joint Committee on Taxation notified MBIA Inc. that the results of the IRS field examination were reviewed and accepted.

Tax Sharing Arrangement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. In the nine months ended September 30, 2012, National has, under the tax sharing agreement, made tax payments totaling $106 million which included a true up of the 2010 and 2011 tax liabilities, as well as first, second, and third quarter 2012 estimated tax liabilities. All payments are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

Note 9: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 15: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission on February 29, 2012 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

Corporate Litigation

In re MBIA Inc. Securities Litigation; Case No. 05 CV 03514(LLS) (S.D.N.Y.)

In May 2012, the parties reached a settlement agreement in principle pursuant to which the plaintiffs will receive a settlement payment in exchange for the dismissal with prejudice of the litigation. MBIA’s insurance carriers have agreed to cover in full the settlement payment. On September 13, 2012, the court entered an order preliminarily approving the settlement.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On May 1, 2012, the court ruled in favor of the monoline defendants on their special motion to strike pursuant to California’s Anti-SLAPP statute. The parties will complete the briefing relating to Stage 2 of the Anti-SLAPP motion on February 22, 2013 and a hearing is scheduled for March 5, 2013.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

Tri-City Healthcare District v. Citibank. et al.; Case No. 30-2010-00359692 (Super. Ct. of Cal., County of Orange)

On July 20, 2012, the court granted the plaintiff’s motion to further amend its complaint. Briefing on the defendants’ motion to strike portions of the Fifth Amended Complaint was completed on October 19, 2012. MBIA’s portion of the motion has been resolved per stipulation.

City of Phoenix v. AMBAC et al., Case No. 2:10-cv-00555-TMB (D. Ariz.)

On October 5, 2012, the court granted the plaintiff’s motion to substitute its expert with certain limitations.

Transformation Litigation

Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al.; 09-cv-2242 (R.S.) (S.D.N.Y.)

On April 11, 2012, the Aurelius plaintiffs and MBIA filed a Stipulation of Dismissal resolving the litigation and the case has been closed on the court’s docket.

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

The Article 78 hearing concluded on June 7, 2012. A decision is pending.

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

On September 10, 2012, CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. as holders of MBIA-insured residential mortgage-backed bonds filed suit against MBIA Inc., MBIA Insurance Corporation and National Public Finance Guarantee Corp. The complaint alleges that certain of the terms of the transactions entered into by MBIA Insurance Corporation, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274, 276 and 279(c) of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. MBIA answered on October 19, 2012.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the various litigations, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 10: Subsequent Events

Refer to “Note 9: Commitments and Contingencies” for information about legal proceedings that developed after September 30, 2012.